Exhibit 99.1
eBay INC. REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2012 RESULTS
Net Income up Double Digits in 2012 on Record Revenue
SAN JOSE, Calif., January 16, 2013 — eBay Inc., a global commerce platform and payments leader (NASDAQ: EBAY), today reported that revenue for the fourth quarter ended December 31, 2012 increased 18% to $4.0 billion, compared to the same period of 2011. The company reported fourth quarter net income on a GAAP basis of $751 million, or $0.57 per diluted share, and net income on a non-GAAP basis of $927 million, or $0.70 per diluted share. The increase in non-GAAP earnings per diluted share was driven by double digit user growth across the portfolio, strong gains in mobile adoption, and accelerating growth in the company's Marketplaces business, reflecting a 19% increase in U.S. gross merchandise volume (GMV), excluding vehicles.

For the full year, revenue increased 21% to $14.1 billion, compared to 2011. The company reported net income on a GAAP basis of $2.6 billion, or $1.99 per diluted share, and net income on a non-GAAP basis of $3.1 billion, or $2.36 per diluted share. eBay Inc. enabled more than $175 billion of commerce volume (ECV) in 2012, representing growth of 18%. ECV is the total commerce and payment volume across all three business units consisting of Marketplaces GMV, PayPal merchant services net total payment volume and GSI global ecommerce (GeC) merchandise sales.

"We had a great finish to an excellent year, with fourth quarter results exceeding our expectations" said John Donahoe, eBay Inc. President and CEO. "eBay Marketplaces in particular had a terrific fourth quarter, with growth in the U.S. accelerating three points, outpacing ecommerce."

"Mobile continues to rewrite the commerce playbook, and we continue to be a mobile commerce and payments leader," Donahoe said. "eBay mobile finished the year with $13 billion in volume - more than double the prior year - and PayPal mobile handled almost $14 billion in payment volume, more than triple the prior year. In 2013, we expect each to exceed $20 billion."

"Web-enabled multichannel commerce is evolving quickly, and consumer shopping behavior is changing rapidly. Our focus is on being a global commerce leader in this new environment, connecting buyers and sellers everywhere, and being a preferred multichannel partner of choice for retailers and brands of all sizes."

The company's PayPal business continued to expand its leadership position in global payments. PayPal's active account growth accelerated to 15% and ended the year with approximately 123 million registered accounts. PayPal added nearly 2 million accounts a month in the fourth quarter, representing the company's fastest active account growth rate in years. Net total payment volume (TPV) increased 24%, producing revenue growth of 24%. Key drivers included continued merchant and consumer adoption coupled with geographic expansion. PayPal's mobile payment volume reached nearly $14 billion in 2012, up more than 250% over the prior year, as more consumers used their smartphones and tablets to pay online. In addition, PayPal continued to invest in future growth initiatives and made significant progress towards the rollout of its offline payment solutions. Twenty-three major retailers adopted PayPal's offline payment solutions in 18,000 locations in 2012.

The company's Marketplaces business delivered a record $2 billion revenue in the fourth quarter, propelled by strong performance in the U.S. Revenue for the full year was driven by continued investments in the customer experience and efforts to bring the world's inventory to global buyers. Active user growth accelerated two points to 12%, driven by mobile, site enhancements designed to streamline the shopping experience on eBay and emerging markets. Fixed price GMV, excluding vehicles, increased 21% and contributed to a 16% increase in GMV, excluding vehicles. U.S. GMV growth, excluding vehicles, accelerated three points to 19%. Mobile commerce volume in 2012 grew more than 120% to $13 billion driven primarily by increased adoption of eBay's mobile apps and increased engagement from product innovation. eBay's suite of mobile apps attracted more than 4 million new customers in 2012.

GSI revenue for the quarter increased 10% to $398 million driven primarily by a 17% increase in GeC merchandise sales. Same store sales grew 19% outpacing ecommerce. For the full year, GSI shipped a record 146 million units for its clients. GSI contributed revenue of $1.1 billion in 2012, as GSI continued to grow its relationships, investing and driving value to its clients through eBay Inc. technology solutions, including mobile app development, buy online and pick up in-store and mobile express checkout.

Fourth Quarter and Full Year 2012 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2012	2011	Change		2012	2011	Change
GAAP
Net revenue	$3,992	$3,380	$612	18%	$14,072	$11,652	$2,420	21%
Net income*	$751	$1,980	$(1,229)	(62%)	$2,609	$3,229	$(620)	(19)%
Earnings per diluted share	$0.57	$1.51	$(0.94)	(62%)	$1.99	$2.46	$(0.47)	(19)%
Non-GAAP
Net income	$927	$789	$138	17%	$3,100	$2,667	$433	16%
Earnings per diluted share	$0.70	$0.60	$0.10	17%	$2.36	$2.03	$0.33	16%

	Fourth Quarter				Full Year
	2012	2011	Change		2012	2011	Change
Business Units
Payments
Net revenue	$1,541	$1,240	$301	24%	$5,574	$4,412	$1,162	26%
Net total payment volume	$41,471	$33,372	$8,099	24%	$144,937	$118,758	$26,179	22%
Merchant Services	$28,026	$21,959	$6,067	28%	$97,277	$77,700	$19,577	25%
On eBay	$13,444	$11,413	$2,031	18%	$47,660	$41,058	$6,602	16%
Marketplaces
Net revenue	$2,050	$1,772	$278	16%	$7,398	$6,642	$756	11%
Gross merchandise volume (excl. vehicles)	$19,105	$16,490	$2,615	16%	$67,763	$60,332	$7,431	12%
U.S.	$7,338	$6,157	$1,181	19%	$26,424	$22,866	$3,558	16%
International	$11,767	$10,333	$1,434	14%	$41,339	$37,466	$3,873	10%
GSI
Net revenue**	$398	$364	$34	10%	$1,083	$590	N/A	N/A
GeC Merchandise Sales	$1,595	$1,362	$233	17%	$3,682	$2,046	N/A	N/A
* GAAP net income for the fourth quarter of 2011 reflects the gain on the sale of the company's remaining investment in Skype.
** Full year 2011 results reflect net revenue attributable to the GSI segment for the period from June 17, 2011 (the date that the acquisition was completed) through December 31, 2011.

Other Selected Financial Results

•
Operating margin — GAAP operating margin decreased to 21.9% for the fourth quarter of 2012, compared to 22.3% for the same period last year. Non-GAAP operating margin decreased to 28.5% for the quarter, compared to 28.7% for the same period last year. The decrease in GAAP operating margin and non-GAAP operating margin was due primarily to the impact of acquisitions and business mix.

•
Taxes — The GAAP effective tax rate for the fourth quarter of 2012 was 14%, compared to 19% for the fourth quarter of 2011. For the fourth quarter of 2012, the non-GAAP effective tax rate was 18% compared to 20% for the fourth quarter of 2011. The decrease in the GAAP effective tax rate was due primarily to U.S. taxes on the sale of the remaining equity interest in Skype in the fourth quarter of 2011.

•
Cash flow — The company generated $1.4 billion of operating cash flow and $1.1 billion of free cash flow during the fourth quarter. For the full year the company generated $3.8 billion of operating cash flow and $2.6 billion of free cash flow.

•	Stock repurchase program — The company repurchased approximately $256 million of its common stock in the fourth quarter.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $11.5 billion at December 31, 2012.

•
PayPal customer balances — The company now holds PayPal U.S. customer balances directly, rather than as a custodian for its customers. As a result, PayPal U.S. customer balances and the associated customer liability are now reflected on the company's consolidated balance sheet, contributing to the $8.1 billion balance in funds receivable and customer accounts at December 31, 2012.

•
Restructuring — The company incurred restructuring charges of $31 million during the fourth quarter of 2012 related to work force reductions designed to simplify and streamline its organization and strengthen the overall competitiveness of its existing businesses.

Business Outlook

•
First quarter 2013 — eBay expects net revenues in the range of $3,650 - $3,750 million with GAAP earnings per diluted share in the range of $0.48 - $0.50 and non-GAAP earnings per diluted share in the range of $0.60 - $0.62.

•
Full year 2013 — eBay expects net revenues in the range of $16,000 - $16,500 million with GAAP earnings per diluted share in the range of $2.23 - $2.29 and non-GAAP earnings per diluted share in the range of $2.70 - $2.75.

Quarterly Conference Call
eBay Inc. will host a conference call to discuss fourth quarter and full year 2012 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.
Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is a global commerce platform and payments leader connecting millions of buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. X.commerce harnesses the developer community of Magento, an ecommerce platform, by providing technology solutions and eBay Inc. capabilities to merchants of all sizes, supporting eBay Inc.'s mission of enabling commerce. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.
Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2013, and the future growth in the Payments, Marketplaces and GSI businesses, mobile payments and mobile commerce. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-

looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2012	December 31, 2011
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$6,817	$4,691
Short-term investments	2,591	1,238
Accounts receivable, net	822	682
Loans and interest receivable, net	2,160	1,501
Funds receivable and customer accounts	8,094	3,968
Other current assets	1,099	581
Total current assets	21,583	12,661
Long-term investments	3,044	2,453
Property and equipment, net	2,491	1,986
Goodwill	8,537	8,365
Intangible assets, net	1,128	1,406
Other assets	491	449
Total assets	$37,274	$27,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$413	$565
Accounts payable	301	282
Funds payable and amounts due to customers	8,094	3,968
Accrued expenses and other current liabilities	2,058	1,511
Deferred revenue	137	110
Income taxes payable	63	298
Total current liabilities	11,066	6,734
Deferred and other tax liabilities, net	1,020	1,073
Long-term debt	4,106	1,525
Other liabilities	207	58
Total liabilities	16,399	9,390

Total stockholders' equity	20,875	17,930
Total liabilities and stockholders' equity	$37,274	$27,320

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions, except per share amounts)

Net revenues	$3,992	$3,380	$14,072	$11,652
Cost of net revenues (1)	1,223	1,034	4,216	3,461
Gross profit	2,769	2,346	9,856	8,191
Operating expenses:
Sales and marketing (1)	793	672	2,913	2,435
Product development (1)	416	344	1,573	1,235
General and administrative (1)	435	346	1,567	1,364
Provision for transaction and loan losses	168	145	580	517
Amortization of acquired intangible assets	83	85	335	267
Total operating expenses	1,895	1,592	6,968	5,818
Income from operations	874	754	2,888	2,373
Interest and other income (expense), net	3	1,682	196	1,537
Income before income taxes	877	2,436	3,084	3,910
Provision for income taxes	(126)	(456)	(475)	(681)
Net income	$751	$1,980	$2,609	$3,229
Net income per share:
Basic	$0.58	$1.54	$2.02	$2.50
Diluted	$0.57	$1.51	$1.99	$2.46
Weighted average shares:
Basic	1,294	1,289	1,292	1,293
Diluted	1,318	1,308	1,313	1,313

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$13	$55	$56
Sales and marketing	36	31	135	132
Product development	37	32	138	123
General and administrative	41	35	160	147
	$127	$111	$488	$458

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In millions)
Cash flows from operating activities:
Net income	$751	$1,980	$2,609	$3,229
Adjustments:
Provision for transaction and loan losses	168	145	580	517
Depreciation and amortization	319	273	1,200	940
Stock-based compensation	127	111	488	458
Investment gain/loss, net	9	(1,667)	37	(1,485)
Gain on divested businesses	—	—	(118)	—
Changes in assets and liabilities, net of acquisition effects	12	141	(958)	(385)
Net cash provided by operating activities	1,386	983	3,838	3,274
Cash flows from investing activities:
Purchases of property and equipment, net	(296)	(292)	(1,257)	(963)
Changes in principal loans receivable, net	(392)	(332)	(727)	(587)
Purchases of investments	(1,658)	(407)	(3,128)	(2,290)
Maturities and sales of investments	483	298	1,421	1,596
Acquisitions, net of cash acquired	—	(68)	(143)	(3,223)
Proceeds from the sale of Skype	—	2,269	—	2,269
Proceeds from divested business, net of cash disposed	—	—	144	—
Other	4	(7)	(73)	(109)
Net cash provided by (used in) investing activities	(1,859)	1,461	(3,763)	(3,307)
Cash flows from financing activities:
Proceeds from issuance of common stock	124	54	483	242
Repurchases of common stock	(256)	(250)	(898)	(1,064)
Excess tax benefits from stock-based compensation	35	14	130	80
Tax withholdings related to net share settlements of restricted stock awards and units	(34)	(16)	(186)	(147)
Net borrowings (repayments) under commercial paper program	—	(450)	(550)	250
Proceeds from issuance of long-term debt	—	—	2,976	—
Repayment of acquired debt	—	—	—	(199)
Funds receivable and customer accounts	(3,288)	(672)	(4,127)	(1,369)
Funds payable and amounts due to customers	3,288	672	4,127	1,369
Other	—	—	(4)	—
Net cash provided by (used in) financing activities	(131)	(648)	1,951	(838)
Effect of exchange rate changes on cash and cash equivalents	90	(104)	100	(15)
Net (decrease) increase in cash and cash equivalents	(514)	1,692	2,126	(886)
Cash and cash equivalents at beginning of period	7,331	2,999	4,691	5,577
Cash and cash equivalents at end of period	$6,817	$4,691	$6,817	$4,691

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,672	$1,490	$1,491	$1,425	$1,443
Current quarter vs prior quarter	12%	—%	5%	(1)%	7%
Current quarter vs prior year quarter	16%	10%	10%	11%	15%
Percent of Marketplaces revenue from international	56%	55%	57%	55%	57%

Payments	1,432	1,264	1,234	1,216	1,157
Current quarter vs prior quarter	13%	2%	1%	5%	12%
Current quarter vs prior year quarter	24%	22%	25%	29%	25%
Percent of Payments revenue from international	56%	55%	55%	54%	55%

GSI	333	170	164	182	295
Current quarter vs prior quarter	97%	3%	(10)%	(38)%	99%
Current quarter vs prior year quarter	13%	14%	N/A	N/A	N/A
Percent of GSI revenue from international	3%	3%	4%	4%	3%
Total net transaction revenues	3,437	2,925	2,889	2,823	2,895
Current quarter vs prior quarter	17%	1%	2%	(2)%	14%
Current quarter vs prior year quarter	19%	15%	23%	27%	32%

Marketing services and other revenues
Marketplaces	378	316	323	303	329
Current quarter vs prior quarter	20%	(2)%	7%	(8)%	10%
Current quarter vs prior year quarter	15%	5%	3%	13%	24%
Percent of Marketplaces revenue from international	72%	75%	74%	75%	72%

Payments	109	102	123	93	83
Current quarter vs prior quarter	7%	(17)%	32%	12%	12%
Current quarter vs prior year quarter	32%	37%	50%	87%	84%
Percent of Payments revenue from international	17%	15%	11%	15%	17%

GSI	65	57	57	55	68
Current quarter vs prior quarter	14%	—%	3%	(19)%	26%
Current quarter vs prior year quarter	(6)%	4%	N/A	N/A	N/A
Percent of GSI revenue from international	—%	—%	—%	—%	—%

Corporate and other	12	11	10	6	5
Total marketing services and other revenues	564	485	513	457	485
Current quarter vs prior quarter	16%	(5)%	12%	(6)%	13%
Current quarter vs prior year quarter	16%	13%	27%	43%	56%

Elimination of inter-segment net revenue and other (1)	(9)	(6)	(4)	(3)	N/A
Total net revenues	$3,992	$3,404	$3,398	$3,277	$3,380
Current quarter vs prior quarter	17%	—%	4%	(3)%	14%
Current quarter vs prior year quarter	18%	15%	23%	29%	35%

(1)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(In millions, except percentages)
U.S. net revenues	$1,949	$1,637	$1,611	$1,581	$1,665
Current quarter vs prior quarter	19%	2%	2%	(5)%	17%
Current quarter vs prior year quarter	17%	15%	29%	39%	49%
Percent of total	49%	48%	47%	48%	49%

International net revenues	2,043	1,767	1,787	1,696	1,715
Current quarter vs prior quarter	16%	(1)%	5%	(1)%	12%
Current quarter vs prior year quarter	19%	15%	18%	21%	25%
Percent of total	51%	52%	53%	52%	51%

Total net revenues	$3,992	$3,404	$3,398	$3,277	$3,380
Current quarter vs prior quarter	17%	—%	4%	(3)%	14%
Current quarter vs prior year quarter	18%	15%	23%	29%	35%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(In millions, except percentages)
Active registered accounts (1)	122.7	117.4	113.2	109.8	106.3
Current quarter vs prior quarter	5%	4%	3%	3%	3%
Current quarter vs prior year quarter	15%	14%	13%	12%	13%

Net number of payments (2)	691.7	589.2	564.8	555.7	548.1
Current quarter vs prior quarter	17%	4%	2%	1%	19%
Current quarter vs prior year quarter	26%	28%	31%	31%	30%

Net total payment volume (3)	$41,471	$35,159	$34,451	$33,857	$33,372
Current quarter vs prior quarter	18%	2%	2%	1%	14%
Current quarter vs prior year quarter	24%	20%	20%	24%	24%
Merchant Services net total payment volume as % of net total payment volume	68%	67%	67%	66%	66%

Transaction rates
Take rate	3.72%	3.89%	3.94%	3.87%	3.71%
Transaction expense	1.03%	1.07%	1.07%	1.07%	1.04%
Loss rate	0.28%	0.30%	0.26%	0.26%	0.27%
Transaction margin (4)	64.7%	64.8%	66.3%	65.6%	64.8%

Loan portfolio rates
Risk adjusted margin (5)	15.6%	16.5%	15.5%	16.8%	16.9%
Net charge-off rate (6)	5.3%	4.9%	4.6%	4.5%	4.4%
90-day delinquency rate (7)	2.7%	2.9%	2.5%	2.4%	2.4%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.

(2)
Number of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payments gateway business, and on Bill Me Later accounts during the quarter.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payment gateway business, and on Bill Me Later accounts during the period.

(4)
Transaction Margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global  total revenues divided by total TPV).

(5)
The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.

(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.

(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(In millions, except percentages)
Active Users (1)	112.3	108.3	104.8	102.4	100.4
Current quarter vs prior quarter	4%	3%	2%	2%	2%
Current quarter vs prior year quarter	12%	10%	8%	7%	6%

Gross Merchandise Volume (excluding vehicles) (2)	$19,105	$16,281	$16,171	$16,206	$16,490
Current quarter vs prior quarter	17%	1%	—%	(2)%	12%
Current quarter vs prior year quarter	16%	11%	10%	12%	10%

Vehicles Gross Merchandise Volume (3)	$1,727	$1,994	$2,021	$1,871	$1,864
Current quarter vs prior quarter	(13)%	(1)%	8%	—%	(13)%
Current quarter vs prior year quarter	(7)%	(7)%	(10)%	(9)%	(3)%

Fixed Price Trading (4) as % of total gross merchandise volume	68%	66%	65%	64%	64%

eBay's classifieds websites and Shopping.com are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(In millions, except percentages)
GeC Merchandise Sales (1)	$1,595	$698	$674	$715	$1,362
Current quarter vs prior quarter	129%	4%	(6)%	(48)%	127%
Current quarter vs prior year quarter	17%	16%	N/A	N/A	N/A

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ended
March 31, 2013
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$3,650 - $3,750	$3,650 - $3,750
Diluted EPS	$0.48 - $0.50	$0.60 - $0.62

Twelve Months Ended
December 31, 2013
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$16,000 - $16,500	$16,000 - $16,500
Diluted EPS	$2.23 - $2.29	$2.70 - $2.75

(a)
Estimated non-GAAP amounts above for the three months ending March 31, 2013, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $95-$105 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $130-$140 million and the accretion of a note receivable of approximately $5 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2013, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $380-$400 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $560-$600 million and the accretion of a note receivable of approximately $20 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also previously excluded its proportionate share of Skype's stock-based compensation expense. The related employer payroll taxes is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also previously excluded its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(In millions, except percentages)
GAAP operating income	$874	$754	$2,888	$2,373
Stock-based compensation expense and related employer payroll taxes	130	112	509	475
Acquisition related transaction expenses	—	1	—	58
Amortization of acquired intangible assets within cost of net revenues	18	20	78	61
Amortization of acquired intangible assets within operating expenses	83	85	335	267
Restructuring	31	—	31	—
Total non-GAAP operating income adjustments	262	218	953	861
Non-GAAP operating income	$1,136	$972	$3,841	$3,234
Non-GAAP operating margin	28.5%	28.7%	27.3%	27.8%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(In millions, except per share amounts)
GAAP income before income taxes	$877	$2,436	$3,084	$3,910
GAAP provision for income taxes	(126)	(456)	(475)	(681)
GAAP net income	$751	$1,980	$2,609	$3,229
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	262	218	953	861
Accretion of note receivable	(4)	(4)	(23)	(8)
Acquisition related items	(1)	—	2	(73)
Amortization of intangibles and stock-based compensation for Skype	—	—	—	43
Sale of Skype and transaction related items	—	(1,664)	(2)	(1,664)
(Gain) Loss on divested business	—	—	(118)	256
Tax effect of non-GAAP adjustments	(81)	259	(321)	23
Non-GAAP net income	$927	$789	$3,100	$2,667

Diluted net income per share:
GAAP	$0.57	$1.51	$1.99	$2.46
Non-GAAP	$0.70	$0.60	$2.36	$2.03
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,318	1,308	1,313	1,313

GAAP effective tax rate	14%	19%	15%	17%
Tax effect of non-GAAP adjustments to net income	4%	1%	5%	3%
Non-GAAP effective tax rate	18%	20%	20%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(In millions)
Net cash provided by operating activities	$1,386	$983	$3,838	$3,274
Less: Purchases of property and equipment, net	(296)	(292)	(1,257)	(963)
Free cash flow	$1,090	$691	$2,581	$2,311